Crown Holdings, Inc.
770 Township Line Road
Yardley, PA 19067

October 26, 2022

Mr. Robert H. Bourque, Jr.

Dear Bob:

We previously provided you a letter, dated July 29, 2022 (the "Prior Letter"), regarding your termination of employment from Crown. This letter replaces and supersedes the Prior Letter in all respects.

Your employment with Crown ended on Monday, August 29, 2022. The Prior Letter provided you with thirty days' written notice of your separation from service. Crown relieved you of all your duties, responsibilities and authority with respect to your position as President, Transit Packaging Division, and in any other position with the company, as of Friday July 29, 2022.

You were paid your base salary through August 29, 2022 (less customary tax withholdings) and your company benefits continued through such date. Contingent upon your execution and non-revocation of the attached General Release and in accordance with Section 5.6 of your employment agreement dated May 1, 2016, in addition to the base salary payments described above, you are entitled to the following compensation:

1.A pro-rated Incentive Bonus Payment for 2022 if one is earned by the Transit Packaging Division. The prorated amount will be based on the eight months you were employed in 2022 and paid in the normal course (less customary tax withholdings).

2.A lump sum payment equal to your base salary ($600,000) less customary tax withholdings. The payment will be made on the date that is six months and one day after August 29, 2022 (i.e., Thursday, March 2, 2023) because you are a "Specified Employee", as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended.

In consideration of your service to Crown, and contingent on your execution and non-revocation of the General Release, the Company will also provide you with the following benefits:

1.Crown will allow the performance-based shares granted pursuant to the 2013 Stock-Based Incentive Compensation Plan (the "Stock Plan") and applicable Award Letter dated, January 6, 2020, due to vest on January 6, 2023, to remain outstanding and eligible to vest on the regularly scheduled vesting date as if no termination had occurred, subject to the achievement of the applicable performance goals. The target number of shares for that award was 8551. All other equity awards granted to you under the Stock Plan that were not vested as of August 29, 2022 have been forfeited in accordance with the terms of the applicable agreements.

2.Provided that you elect and remain eligible for COBRA continuation coverage under the Company's Medical, Prescription, Dental and Vision insurance programs, such continuation coverage will be provided on a Company-paid basis for you (and your eligible dependents) for a period of 12 months from the date of your termination. Thereafter, any further COBRA continuation coverage for you (and your eligible dependents) will be provided at the normal COBRA cost.

3.Within fifteen days of your execution and delivery of this letter, you will be paid a lump-sum payment of $25,000 (less customary tax withholdings) for the purpose of obtaining outplacement services from a vendor of your choice.

4.To the extent that any monies are due by you to Crown under the Relocation Payback Agreement, executed by you on April 7, 2021, Crown agrees to waive any right to reimbursement of any and all relocation expenses it has paid on your behalf.

Below are specifics on other benefits and policies:

Defined Benefit Retirement Plans
You are vested in your pension benefits under the Crown Pension Plan and your retirement benefit and death benefit under the Supplemental Executive Retirement Plan (SERP). You are eligible to commence benefit payments under the Crown Pension Plan as early as age 55. Under the terms of the SERP, you are entitled to a lump sum payout of
BUSINESS.296 I0727.2

Robert H. Bourque, Jr.
October 26, 2022

your retirement benefit as early as age 60. Crown most recently provided you with an estimate of your SERP benefit on July 15, 2022.

401(k)
Contributions to the 401(k) Plan ended with your termination. You have advised the Company that Vanguard mailed you a packet detailing your options for your 40l(k) account.

Life Insurance
The Company-paid basic life insurance benefit ceased on your last day of employment. You had thirty days to convert to an individual policy. You have advised the Company that Crown's benefit provider, MetLife, contacted you with details on this option.

Vacation
In accordance with Company policy, the Company has paid you for your unused vacation time remaining for 2022.

Other Obligations
This letter will also serve as a reminder of your obligations under your employment agreement with respect to confidential information, noncompetition and non-disparagement, which survive termination of your employment.

Expense Reports
You have completed all travel and related expense reports and followed the normal procedure to send them through for reimbursement.

No Offset, No Mitigation
No payment, remuneration, compensation, severance, equity grant or monetary obligation on the pat1 of the Company in this letter shall be subject to any offset or clawback mechanism payable by you to the Company, with the exception of performance-based stock awards/vestings and incentive bonus payments, which remain subject to recoupment for intentional misconduct or fraud in accordance with the relevant plan documents. You will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on your part hereunder.

Return of Company Property
You returned all Company property to the Company. This included your ID Badge, laptop computer, Company issued credit card, and any other items issued to you by the Company.

You removed all of your personal property from the office, or it was otherwise returned to you.

Fred Leh will serve as your primary contact. If you have any questions, feel free to contact him.

Sincerely,
/s/Alfred J. Dermody
Senior Vice President - Human Resources

This letter accurately reflects the facts related to my termination of employment with the Company, our understanding regarding the terms and conditions of my termination of employment with the Company and the other matters set forth herein, and I hereby confirm my agreement to the same.

/s/Robert H. Bourque, Jr.

BUSINESS.296 I0727.2